REIMBURSEMENT AGREEMENT


         This REIMBURSEMENT AGREEMENT (this "Reimbursement Agreement") is made effective as of August ___, 2003, by and among The Titan Corporation, a Delaware corporation ("Titan") and iDial Networks, Inc., a Nevada corporation ("Acquiror").



                                    RECITALS

         A. On the date hereof, pursuant to a Stock Purchase Agreement dated as of May 20, 2003 by and among Titan, GlobalNet, Inc. (the "Company") and Acquiror, as assignee of GlobalNet Systems, Inc. (the "Purchase Agreement"), Acquiror is acquiring all of the issued and outstanding common stock, no par value per share, of the Company;

         B. Pursuant to that certain Guaranty dated as of March 21, 2002 (the "GECC Guaaranty") made by Titan for the benefit of General Electric Capital Corporation ("GECC"), Titan has guaranteed the obligations of GlobalNet International LLC under that ceratin Master Lease Agreement No. 6886230 dated June 6, 2000 between GECC and GlobalNet International LLC (the "GECC Master Lease");

         C. Pursuant to Section 1.2 of the Stock Purchase Agreement, Acquiror agreed to release Titan from Titan's outstanding obligations under the GECC Guaranty;

         D. Pursuant to that certain letter agreement dated as of the date hereof among Titan, Acquiror and the Company, Titan has agreed to waive Pledgor's delivery of Titan's release from the GECC Guaranty pursuant to Section 8.4(b) of the Stock Purchase Agreement, in consideration for Pledgor agreeing to enter into this Reimbursement Agreement on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises, the agreements and covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Reimbursement.

(a) Reimbursement. Acquiror unconditionally promises and agrees that, if at any time Titan pays any amounts under or in respect of the GECC Guaranty or otherwise incurs any expenses in connection with GECC Guaranty (including without limitation payment of any fees, costs and expenses incurred by Titan in connection with any performance, or demand for performance under the GECC Guaranty) (collectively, the "Reimbursement Obligations"), Acquiror shall pay to Titan an amount equal to all amounts so paid and all other costs or expenses so incurred no later than two (2) business days after receipt from Titan of written notice thereof. Any Reimbursement Obligations not paid when due hereunder shall bear interest from the date of payment by Titan until paid in full at a rate equal to eight percent (8%). All payments of Reimbursement Obligations, together with any interest thereon, shall be made without setoff, counterclaim or other defense, and shall be made in lawful money of the United States of America, in same day funds, at such place as Titan shall direct. All such payments shall be credited first to interest due, if any, and then to the principal of the Reimbursement Obligations.

        (b)Performance by Acquiror. Without limiting the foregoing, if at any time Titan becomes obligated to pay any amounts under, or any fees, costs or expenses relating to, or otherwise to perform any obligations under the GECC Guaranty, then, promptly upon written notice thereof from Titan, Acquiror shall make any payments required to be made and perform any other obligation otherwise required to be performed by Titan.

        (c) Obligations Absolute. The obligations of Acquiror to reimburse Titan pursuant to Section 1(a) above shall, subject to Titan giving the notice required by Section 1(a) above (and not receiving a timely notice from Acquiror pursuant to Section 1(a) above) be absolute and unconditional, under any and all circumstances, and shall not be diminished, discharged or affected by any circumstance, act or omission whatsoever. Acquiror's liability shall not be impaired or released by (i) the failure of Titan to assert any claim or demand or to exercise or enforce any right, power or remedy against Acquiror or any of its affiliates, any other person or otherwise; (ii) any extension or renewal for any period (whether or not longer than the original period) of the GECC Guaranty or the release or compromise of any obligation of any person with respect thereto; (iii) the surrender, release or exchange of all or any part of any property securing payment, performance and/or observance of any of the Reimbursement Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any person with respect to any such property; or (iv) any other act, matter or thing that would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of Acquiror.

              Covenants and Acknowledgements of Acquiror.

(a) Company and Acquiror shall promptly deliver to Titan copies of any material notices received in respect of the GECC Master Lease, and Company or Acquiror shall promptly notify Titan of any default or alleged default in payment of any amount due under the GECC Master Lease that could reasonably be expected to lead to a demand for payment by Titan under the GECC Guaranty.

              The Reimbursement Obligations (and any interest thereon) shall at all times be senior obligations of Acquiror and shall rank no less than pari passu with any other indebtedness of Acquiror. Any rights of Acquiror against the Company or any of its subsidiaries, by subrogation or otherwise, by reason of any payment or performance by Acquiror of the Reimbursement Obligations, shall be subordinate to the payment in full of the Reimbursement Obligations (together with any interest due thereon).

         3. Covenants of Titan.

         (a) Titan shall give notice to Acquiror promptly upon receipt of any demand on Titan for payment or performance under the GECC Guaranty; provided that, no failure to give any such notice shall alter or affect the obligations of Acquiror hereunder.

         (b) Titan shall promptly deliver to Acquiror and Company copies of any material notices received in respect of the GECC Master Lease, and Titan shall promptly notify Company or Acquiror of any default or alleged default in payment of any amount due under the GECC Master Lease that could reasonably be expected to lead to a demand for payment by Titan under the GECC Guaranty.

         4. Further Assurances.

         Each party hereto shall promptly execute, acknowledge and deliver, and shall cause its affiliates to execute, acknowledge and deliver, to the other parties hereto any assurances, documents, instruments or conveyances reasonably requested by any party hereto, or necessary for the parties hereto to effectuate the transactions contemplated hereby.

           5. Governing Law. THIS REIMBURSEMENT AGREEMENT SHALL BE GOVERNED BY, ENFORCED UNDER AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISION OR RULE THEREOF.

         6. Time of the Essence. With regard to each time period or date referred to in this Reimbursement Agreement, time is of the essence.

         7. Miscellaneous.

        (a) This Reimbursement Agreement may be modified or amended only by agreement in writing of Titan and Acquiror.

        (b) Nothing herein, express or implied, is intended to confer upon or give any person other than the parties hereto any rights or remedies of any nature under or by reason of this Reimbursement Agreement.

        (c) If any provision of this Reimbursement Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Reimbursement Agreement to the extent permitted by law shall remain in full force and effect.

        (d) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Reimbursement Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

        (e) This Reimbursement Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have caused this Reimbursement Agreement to be executed as of the date first set forth above.


                                            THE TITAN CORPORATION



                                   By:  ______________________________
                                 Name:  ______________________________
                                Title:  ______________________________


                                            IDIAL NETWORKS, INC.



                                 By:  ________________________________
                               Name:  ________________________________
                              Title:  ________________________________